Exhibit 8.1

3200 National City Center 1900 East 9th Street Cleveland, OH 44114-3485

T 216.621.0200 F 216.696.0740 www.bakerlaw.com
January 25, 2010
Board of Directors
Denbury Resources Inc
5100 Tennyson Parkway, Suite 1200
Plano, Texas 75024

RE:	Proposed Acquisition of Encore Acquisition Company by Denbury Resources Inc.
Ladies and Gentlemen:
     We have acted as counsel to Denbury Resources Inc., a Delaware corporation (“Denbury”), in connection with the merger (the “Merger”) of Encore Acquisition Company, a Delaware corporation (“Encore”), pursuant to the Agreement and Plan of Merger by and between Encore and Denbury, dated as of October 31, 2009 (the “Merger Agreement”). Amendment No. 1 to the registration statement on Form S-4 relating to the Merger is being filed with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof (as so amended, the “Registration Statement”).
     In rendering our opinion, we have relied, with the consent of Denbury and Encore upon the accuracy and completeness of the factual statements and representations included in (1) the respective Officer’s Certificate of each of Denbury and Encore (2) the Merger Agreement, and (3) the Registration Statement, including the joint proxy statement/prospectus included in the Registration Statement. Further, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations issued thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.
     For purposes of this opinion, we have assumed that such factual statements and representations are accurate and complete as of the date hereof and will be accurate and complete as of the closing date of the Merger. Further, we have assumed that the Merger will be consummated as of the date hereof, in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and described in the Registration Statement, without the waiver of any material condition, and that the Merger will be effective under applicable state law.

Cincinnati	Cleveland	Columbus	Costa Mesa	Denver	Houston	Los Angeles	New York	Orlando	Washington, DC

     For purposes of our opinion, we have assumed (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies, and (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect on the date hereof and has not been and will not be amended or modified in any respect as of the date hereof, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof.
OPINION
     Subject to the assumptions, qualifications and limitations set forth herein and in the Registration Statement, we hereby confirm that the statements of legal conclusion attributed to Baker & Hostetler LLP in the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger” reflect the opinion of Baker & Hostetler LLP with respect to the matters set forth therein.
SCOPE OF OPINION
     The opinions contained herein are rendered only with respect to the specific matters discussed herein; in this letter we express no opinion with respect to any other legal, federal, state, local or foreign aspect of these transactions. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. We have assumed the accuracy of the representations made by Denbury and Encore of which we have made no independent investigation.
     Our opinion is based on case law, the Code, Treasury Regulations thereunder, and Internal Revenue Service rulings and other administrative guidance as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion or to inform you of any change or inaccuracy of which we become aware. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service. We express no opinion as to any state or local income tax consequences or as to any matter other than as specifically addressed by the opinion herein.
CONSENT
     This opinion is being furnished only to Denbury in connection with the Merger and solely for its benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted, or otherwise referenced for any other purpose whatsoever without our express written consent.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
Sincerely,

/s/ Baker & Hostetler LLP

Baker & Hostetler LLP